Exhibit 10.2

Inventory Financing and Purchase Money Security Agreement

THIS INVENTORY FINANCING AND PURCHASE MONEY SECURITY AGREEMENT (this "Agreement") is entered into as of December 16, 2024 (the "Effective Date") by and among: (i) the Rush Truck Centers entities listed on Schedule 1 hereto (each, a “Rush Peterbilt Truck Center” and collectively, “Rush Peterbilt Truck Centers”); (ii) Rush Enterprises, Inc., as agent and borrower representative of Rush Peterbilt Truck Centers (“Rush Enterprises”); and (iii) PACCAR Financial Corp. ("PFC").

RECITALS

A.

Each Rush Peterbilt Truck Center is a (i) wholly owned subsidiary of Rush Enterprises, and (ii) a franchised motor vehicle dealer engaging in the business of selling trucks, tractors, trailers, bodies, refrigeration units and other equipment (collectively, “Vehicles and Equipment”) under a Dealer Agreement with Peterbilt Motors Company.

B.

Each Rush Peterbilt Truck Centers desires to finance its inventory of Vehicles and Equipment from PFC, and PFC is willing, subject to the terms of this Agreement, to make loans to Rush Peterbilt Truck Centers secured by such Vehicles and Equipment.

AGREEMENTS

1.	RECITALS.

The parties agree that the foregoing Recitals are true and correct, and are hereby incorporated in and made a part of this Agreement.

2.	DEFINITIONS.

When used in this Agreement, capitalized terms shall have the meanings defined in the foregoing Recitals, as defined in context or as set forth below:

2.1	"Advance" - Each separate advance of funds to Rush Peterbilt Truck Centers pursuant to the terms and conditions of this Agreement.

2.2

"Affiliate" - Any person who is an officer, director, shareholder, partner or manager of a person or entity, and any person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

2.3

"Borrowing Base" - The Borrowing Base shall be equal to the aggregate Total Cost of all Inventory Assets. The Borrowing Base shall be reduced by any month-to-month interest accrued on the Note or Unused Line Fee accrued on the Note.

2.4

"Borrowing Base Certificate" - A monthly certificate prepared by Rush Enterprises that lists (a) the Total Cost of each Inventory Asset as of the end of the immediately preceding month, (b) the make/model/VIN/Rush Peterbilt Truck Center entity/book value of each Inventory Asset, and (c) all additions and deletions of Inventory Assets from the certificate provided the previous month.

2.5

"Commitment" - The maximum amount PFC has agreed to loan to Rush Peterbilt Truck Centers, subject to the other terms and conditions of this Agreement. The Commitment shall be Eight Hundred Million and No/100 Dollars ($800,000,000.00).

2.6

"Expenses" - Any and all fees, costs, expenses and liabilities (including collections costs and reasonable attorneys’ fees) incurred by PFC in protecting or enforcing its rights under this Agreement, the Note or in any Collateral.

2.7	"Guarantee" - The Corporate Guarantee, dated as of December 16, 2024, executed by Rush Enterprises in favor of PFC.

2.8	"Interest Payment Date" - The interest payment date for each monthly payment shall be the fifth day of the following month.

2.9

"Inventory Assets" – All (a) present and future new Peterbilt truck and tractor inventory of Rush Peterbilt Truck Centers, (b) Peterbilt trucks and tractors sold to certain approved customers with delayed payment terms, provided that all such vehicles and customers are included on the monthly Borrowing Base Certificate, and (c) bodies, attachments, accessories, exchanges and additions to (including replacement parts installed in or repairs to) (i) such Peterbilt truck and tractor inventory and (ii) Peterbilt vehicles sold with delayed payment terms.

2.10

"Loan" - The total aggregate obligations of Rush Peterbilt Truck Centers under this Agreement and the Note for borrowed funds, interest, fees and Expenses. The entire amount of the Loan shall constitute "indebtedness" as that term is used in the Guarantee.

2.11	"Minimum Balance Threshold" – Four Hundred Eighty Million and No/100 Dollars ($480,000,000.00).

2.12

"Note" – The up to $800,000,000.00 Promissory Note dated as of December 16, 2024, under which all further Advances shall be made (as such Promissory Note may be further amended, replaced and/or superseded from time to time).

2.13

"Prime Rate" - The U.S. prime rate as reported in the Money Rates section of The Wall Street Journal or, in the absence of such publication, the prime interest rate as published by the U.S. Federal Reserve or publicly posted by one of the 10 largest (by assets in domestic offices) U.S. commercial banks, as reasonably determined by PFC.

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2.14

"Termination Date" - The date on which this Agreement terminates, which shall be December 16, 2029, unless (a) extended in writing by PFC and Rush Enterprises, in its capacity as agent and borrower representative, or (b) terminated earlier by PFC or Rush Enterprises pursuant to the other provisions of this Agreement.

2.15

"Total Cost" - The total cost of an Inventory Asset, consisting of the invoice cost(s) of each item of Vehicles and Equipment (e.g., trucks, tractors, trailers, bodies) plus any additional expenses incurred by Rush Peterbilt Truck Centers to be included in the capitalized cost of the Inventory Asset (e.g. upfitting, make-ready costs, warranty), as recognized by Rush Enterprises in accordance with past practice.

3.	AMOUNTS AND CONDITIONS FOR THE LOAN.

3.1

The Loan. PFC agrees, on the terms and conditions hereinafter set forth, to loan funds to Rush Peterbilt Truck Centers from time to time during the term of this Agreement in an aggregate principal amount not to exceed at any one time the amount of the Commitment; provided that the outstanding principal amount of the Loan on any such date shall not exceed the Borrowing Base.

3.2

Promissory Note. The obligation of Rush Peterbilt Truck Centers to repay the Loan shall be evidenced by the Note. The Note shall bear interest on the unpaid principal amount thereof from time to time until payment in full at the interest rate set forth in the Note. The interest rate for the Note will be based on the Prime Rate and will be calculated in the manner set forth in the Note.

3.3

Security for Obligations. To secure Rush Peterbilt Truck Centers' obligations under this Agreement and the Note, Rush Peterbilt Truck Centers hereby grants to PFC a security interest in the following described property now owned or hereafter acquired by Rush Peterbilt Truck Centers, and all proceeds and products thereof, accessions thereto and substitutions therefor (collectively, the “Collateral”):

(a)	the Inventory Assets; and

(b)

all proceeds of Inventory Assets in whatever form, including without limitation accounts receivable, contract rights, general intangibles, rents, cash, cash equivalents, insurance proceeds, documents or instruments.

PFC may file one or more financing statements or take such other action as it deems reasonably necessary to perfect its security interest(s) in any of the above-described collateral.

3.4	Advances.

(a)

No Advance may be made under the Note unless (i) Rush Enterprises provided to PFC, and PFC has approved, such Advance, as set forth on a separate “Request for Advance” form in substantially the form attached hereto as Exhibit A and indicating the applicable Rush Peterbilt Truck Center(s) to receive the Advance, and (ii) after the Advance, the total amount outstanding under the Note is less than or equal to the Borrowing Base;

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(b)

PFC shall respond to each Request for Advance as soon as possible but in no event later than one business (1) day. In the event that PFC receives a Request for Advance prior to 11 a.m., Central Time, and determines to honor a Request for Advance, PFC shall exercise reasonable best efforts to effectuate the funding during the same business day in an amount up to Fifty Million Dollars ($50,000,000.00), but in no event shall the funding occur later than one business (1) day after the Request for Advance was made.

3.5	Use of Proceeds. The proceeds of any Advance may be used by Rush Peterbilt Truck Centers solely for:

(a)	the purchase or acquisition of new Peterbilt trucks and tractors for use as inventory in Rush Peterbilt Truck Centers’ dealership business; and

(b)

the purchase or acquisition of trailers, bodies, refrigeration units and other equipment that (i) are not manufactured by PACCAR Inc and (ii) are installed on or added to new Peterbilt vehicles for use as inventory in Rush Peterbilt Truck Centers’ dealership business.

3.6

Unused Line Fee. Commencing with the fiscal quarter beginning January 1, 2025, Rush Peterbilt Truck Centers will pay PFC an amount equal to 0.20% of the amount by which the average daily outstanding principal balance of the Loan during such quarter is less than the Minimum Balance Threshold (the “Unused Line Fee”). For the avoidance of doubt, Rush Peterbilt Truck Centers will not owe any Unused Line Fee if the daily outstanding principal balance of the Loan is equal to or greater than the Minimum Balance Threshold during a fiscal quarter.

3.7

Payment of Interest. Interest on the Note shall be calculated on the daily unpaid principal balance for the Note at the interest rate as determined in accordance with the Note. The interest charge for each month shall be calculated by PFC and be payable by Rush Peterbilt Truck Centers on the Interest Payment Date. In the event that Rush Peterbilt Truck Centers pays less than all of the interest due on any Interest Payment Date, PFC and Rush Peterbilt Truck Centers agree that all unpaid interest charges under the Note shall be added to the outstanding principal balance of the Note.

3.8

Payment of Unused Line Fee. The Unused Line Fee shall be calculated by PFC at the end of each fiscal quarter and be payable by Rush Peterbilt Truck Centers on the first Interest Payment Date following the end of such quarter. If Rush Peterbilt Truck Centers pays less than all of the Unused Line Fee due on such Interest Payment Date, the parties agree that all unpaid Unused Line Fee shall be added to the outstanding principal balance of the Note.

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3.9

Payment of Expenses. Payment for any and all Expenses incurred by or otherwise due to PFC shall be made by automatically adding the amount of the Expenses to the outstanding principal balance of the Note.

3.10

Voluntary Prepayment. Subject to the other terms of this Agreement, Rush Peterbilt Truck Centers shall have the right at any time and from time to time to prepay the Note. PFC shall apply each such prepayment on the date payment is received to the outstanding principal amount on the Note. Prepayments may be made in any amount. Notice of such a prepayment must be received no later than 11:00 a.m., Central Time, on the day that such prepayment is to be made.

3.11

Release of Security Interests via Borrowing Base Certificate. Rush Peterbilt Truck Centers shall be deemed to have requested the release of the security interest on any Inventory Asset(s) that is/are listed as a deletion on a Borrowing Base Certificate (each, a “Deleted Inventory Asset”) delivered hereunder, provided that one of the following conditions shall have been met:

(a)	After giving effect to the release of such Deleted Inventory Asset(s), the outstanding balance of the Loan is less than or equal to the Borrowing Base; or

(b)

Rush Peterbilt Truck Centers shall have substituted for such Deleted Inventory Asset(s) either cash equal to the Total Cost of the Deleted Inventory Asset(s) or other Inventory Asset(s) having at least an equivalent Total Cost that is/are listed as an addition on the applicable Borrowing Base Certificate (or a combination of a cash payment and such other Inventory Asset(s)).

Provided that the conditions above have been met, Rush Peterbilt Truck Centers shall be permitted to sell Inventory Assets in the ordinary course of its business. PFC shall have a period of two (2) business days to object in good faith to the release of the security interest on any such Inventory Asset(s), whether reflected on the next monthly Borrowing Base Certificate or in a supplemental notice. If PFC does not object within two (2) business days, then it shall be deemed to have released its security interest in the Inventory Asset(s).

3.12	Mandatory Payments or Additional Security Interests. If, at any time, the outstanding balance of the Loan exceeds the Borrowing Base, Rush Peterbilt Truck Centers, at PFC’s request, agrees:

(a)	to pay the amount of such excess within five (5) days following the written request of PFC; or

(b)	Grant to PFC a security interest in additional Inventory Assets as necessary to make the Borrowing Base equal to or greater than the outstanding balance of the Note.

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Failure of Rush Peterbilt Truck Centers to pledge additional Inventory Assets or make any such payment shall constitute a default under this Agreement and the Note.

3.13

Early Termination. Either party shall have the right at any time and from time to time upon 360 days prior written notice to the other, to terminate the Loan and this Agreement in full. Upon an early termination, all obligations owing under this Agreement and the Note will be immediately due and payable to PFC and, if this Agreement is terminated by Rush Enterprises prior to the Termination Date, all payments will be deemed to be voluntary prepayments subject to Section 3.10 above.

4.	USE OF ASSETS AS INVENTORY. Rush Peterbilt Truck Centers may sell the Inventory Assets to customers in the ordinary course of business.

5.	RUSH REPRESENTATIONS AND WARRANTIES.

Rush Enterprises and Rush Peterbilt Truck Centers hereby represent, warrant and agree, other than Peterbilt factory liens (including factory liens assigned to PACCAR Financial Corp.) as follows:

(a)

Rush Peterbilt Truck Centers has full title to the Collateral free and clear of any liens and security interests and Rush Peterbilt Truck Centers will defend the Collateral against the claims and demands of all persons.

(b)	Rush Peterbilt Truck Centers has full right and power to grant the security interest granted herein to PFC.

(c)	The Collateral is and shall remain free and clear of all liens, claims, notations on title and other encumbrances whatsoever, except for the security interests described above.

(d)

No financing statement executed by Rush Peterbilt Truck Centers covering the Collateral, other than a financing statement filed pursuant to this Agreement or subject to a valid intercreditor agreement between PFC and the other secured party, is on file in any public office.

(e)	Rush Peterbilt Truck Centers shall comply with, and not permit any violation of any applicable laws, ordinances, regulations and orders of any public authorities relating to the Collateral.

(f)

Rush Peterbilt Truck Centers shall keep and maintain the Collateral in good repair and safe condition in accordance with PFC's recommended procedures and shall not alter, or substantially modify, or conceal the Collateral.

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(g)	Rush Peterbilt Truck Centers will assume all risk of damage, loss or destruction of or to the Collateral, whether or not insured against.

(h)

Rush Peterbilt Truck Centers will pay to PFC all amounts owing hereunder as and when the same shall be due and payable, whether at maturity, by acceleration or otherwise, and will promptly perform all terms of this Agreement or any other security agreement between Rush Peterbilt Truck Centers and PFC, and will promptly discharge all said liabilities related thereto.

(k)

Rush Enterprises will pay all costs of filing any financing, continuation and termination statements with respect to the security interests created hereby. PFC is authorized and is hereby granted a power of attorney to do all things that it deems necessary or reasonable to perfect and continue perfected the security interests created or affirmed hereby and to protect the Collateral including signing any Rush Peterbilt Truck Center’s name to any such financing, continuation, termination and other documents necessary to perfect the security interests granted herein.

6.	ADDITIONAL COVENANTS.

During the period of this Agreement and so long as the Note is outstanding, unless Rush Enterprises and Rush Peterbilt Truck Centers shall have received the prior written consent of PFC:

6.1	Monthly Certificate. Within ten (10) days after the close of each calendar month, Rush Enterprises shall supply to PFC a certificate signed by an authorized officer of Rush Enterprises containing:

(a)	The Borrowing Base Certificate; and

(b)

An affirmation that the signer has reviewed the relevant terms of this Agreement and has made, or caused to be made under his supervision, a review of the transactions and operations of Rush Peterbilt Truck Centers during the reporting period and that such review has not disclosed the existence of any condition or event which constitutes an Event of Default or, if any such condition or event then exists, specifying the nature and period of existence thereof and what action either Rush Enterprises or any Rush Peterbilt Truck Center has taken or proposes to take with respect thereto.

Upon PFC’s request, Rush Enterprises will provide copies of invoices for bodies, attachments, accessories or other additions to Peterbilt truck and tractor inventory that (i) were not manufactured by Peterbilt Motors Company, and (ii) are included on the Borrowing Base Certificate.

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6.2

Financial Reporting. Rush Enterprises represents and warrants that neither it nor any Rush Peterbilt Truck Center has any undisclosed or contingent liabilities that are not reflected in a financial statement on file with or available to PFC at the execution of this Agreement. During the continuation of this Agreement, Rush Enterprises will forward to PFC (i) quarterly financial statements not later than 45 days following the end of the quarter and (ii) audited annual financial statements not later than 120 days following the close of its fiscal year; provided, however, that Rush Enterprises’ quarterly and annual financial statements filed with the SEC and available on www.sec.gov shall satisfy the financial statement obligations set forth in this Section.

6.3

No Liens. Except for liens or encumbrances in favor of PFC, each Inventory Asset shall remain free and clear of all liens and encumbrances, including without limitation notations on title, landlords' liens and repairman's liens, set-offs, counterclaims and other defenses, including defense of breach of warranty either express or implied including warranties of merchantability or fitness for a particular purpose.

6.4

Taxes and Insurance. Rush Peterbilt Truck Centers shall pay all taxes and assessments at any time levied on the Collateral as and when the same become due and payable and shall keep the Collateral consisting of Vehicles insured against such risks and in such amounts as PFC may from time to time require and with such insurers as PFC may from time to time approve. Such policies shall show PFC as a loss payee as its interest may appear, and policies will be delivered to PFC together with appropriate evidence that the premium therefor has been paid. If Rush Peterbilt Truck Centers fails to pay such premiums, PFC may pay them, and the amounts so advanced shall be added to the Loan secured hereunder. Rush Peterbilt Truck Centers shall save harmless and indemnify PFC from and against any and all claims for injury or damage to persons or property caused by the use, operation, maintenance, possession or ownership of the Collateral.

7.	ADDITIONAL CONDITIONS.

The obligation of PFC to make the Advances is subject to satisfaction of the following additional conditions:

(a)	If applicable, duly executed letters of subordination from other creditors of Rush Peterbilt Truck Centers who claim or may claim to have a security interest in the Inventory Assets;

(b)

The representations and warranties of Rush Peterbilt Truck Centers and Rush Enterprises are true and accurate on and as of the date of such request and of such Advance as though made on and as of such dates;

(c)

No event has occurred and is continuing or would result from the requested Advance which constitutes or would constitute an Event of Default hereunder or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

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(d)	Rush Enterprises shall have delivered to PFC a certificate signed by an authorized officer of Rush Enterprises affirming the matters in clauses (b) and (c) above.

8.	DEFAULT.

8.1	Events of Default. If any of the following events (each an "Event of Default") shall occur and be continuing:

(a)

failure by Rush Peterbilt Truck Centers to make timely payment with respect to the Loan or to perform any obligations or covenants of Rush Peterbilt Truck Centers or Rush Enterprises hereunder or otherwise to PFC;

(b)	material breach or falsity of any warranty, representation or statement made in connection with this Agreement or otherwise;

(c)	material loss, theft, damage, destruction or encumbrance of the Collateral, or the making of any levy, seizure or attachment thereon;

(d)

inability of any Rush Peterbilt Truck Center to pay debts as they mature, insolvency, appointment of a receiver for any Rush Peterbilt Truck Center, assignment for the benefit of creditors by any Rush Peterbilt Truck Center, commencement of any proceeding under any bankruptcy or insolvency law by or against any Rush Peterbilt Truck Center, or the levying of any order of attachment, execution, sequestration or other order in the nature of a writ on the Collateral;

(e)	dissolution, merger or consolidation, or transfer of any substantial part of the property of any Rush Peterbilt Truck Center or Rush Enterprises without the prior written consent of PFC; or

(f)

termination of the Dealer Agreements between Rush Peterbilt Truck Centers and Peterbilt Motors Company; provided, however, that if any Dealer Agreement is terminated with respect to any Rush Peterbilt Truck Center listed on Schedule 1 attached hereto, then such entity shall not be permitted to request Advances pursuant to the terms of this Agreement.

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9.2

Remedies. Whenever an Event of Default occurs or at any time thereafter (such Event of Default not having previously been cured), PFC, at its option and without demand or notice of any kind, may declare all or any part of the Loan to be immediately due and payable. Upon an Event of Default, PFC shall have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to the Collateral and all other security pursuant to any other agreements between PFC and Rush Peterbilt Truck Centers. In addition, PFC may, without notice, demand, prior hearing or judicial process, take possession of the Collateral and such other security by any means not involving a breach of the peace, and Rush Peterbilt Truck Centers agrees that PFC shall have the right to notify any account debtor, or obligor of Rush Peterbilt Truck Centers to make payment to PFC pursuant to any other agreement requiring that payment be made to Rush Peterbilt Truck Centers on account of any disposition of Collateral. For such purpose, PFC may enter upon the premises of Rush Peterbilt Truck Centers on which the Collateral or other security shall be situated and remove the same to such other place as PFC shall determine. Rush Peterbilt Truck Centers shall, upon PFC's demand, make the Collateral or other security available to PFC at a place to be designated by PFC which is reasonably convenient to both parties. Unless otherwise provided or required by law, any requirement of reasonable notice regarding the sale or other disposition of Collateral which PFC may be obligated to give will be met if such notice is mailed to debtor at its address shown herein at least ten (10) days before the time of sale or other disposition.

In the event of any Event of Default, Rush Peterbilt Truck Centers agrees that PFC may bring any legal proceedings it deems necessary to enforce the payment and performance of Rush Peterbilt Truck Centers' obligations hereunder in any court in the state shown in PFC's address set forth herein; and service of process may be made upon any Rush Peterbilt Truck Center by mailing a copy of the summons to such Rush Peterbilt Truck Center at its address shown herein. Rush Peterbilt Truck Centers shall pay all Expenses incurred in enforcing PFC's rights hereunder, including those incurred in bankruptcy proceedings, expense of locating the goods, costs of any repairs to any realty or other property to which any of the goods may be affixed or be a part, costs of retaking, adding, preparing for sale, selling and reasonable attorney's fees and other legal expenses. The security interest granted herein shall be deemed to secure, in addition to the Loan, all such Expenses, all amounts expended by PFC on behalf of Rush Peterbilt Truck Centers, and all other amounts owing by Rush Peterbilt Truck Centers to PFC.

Rush Peterbilt Truck Centers agrees that it is liable for and will pay on demand any deficiency resulting from any disposition of Collateral after an Event of Default.

9.

AUDIT RIGHTS. PFC will have the ability to perform remote inventory audits semi-annually and physical inventory audits annually based upon location and mutually agreeable convenience. PFC will also have the right, but not the obligation, to audit Rush Peterbilt Truck Centers’ books and records relating to the Inventory Assets, with (i) a full audit on an annual basis and (ii) sample audits of 10 percent of the Inventory Assets on a quarterly basis.  PFC will attempt to conduct any such examination in a manner which will not unreasonably interfere with Rush Enterprises/Rush Peterbilt Truck Centers’ business.

10.

SET-OFF. Without limiting any other rights of PFC, if the Loan is immediately due and payable or PFC has the right to declare it to be immediately due and payable (whether or not it has so declared), PFC, may, in its sole discretion, set-off against the Loan any and all monies then owed to Rush Peterbilt Truck Centers by PFC in any capacity, whether or not due, and PFC shall be deemed to have exercised such right of set-off immediately at the time of making its decision to do so even though any charge therefor is made or entered on PFC records subsequent thereto.

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11.	MISCELLANEOUS.

11.1

Effect of Termination. This Agreement will terminate on the earlier of the Termination Date, unless earlier terminated by Rush Enterprises, in its capacity as agent and borrower representative of Rush Peterbilt Truck Centers, or PFC in accordance with the terms herein. Upon termination, all amounts due under the Loan shall be immediately due and payable in accordance with the terms of this Agreement and the Note. The termination of this Agreement will not affect the rights and obligations of the parties with respect to the Loan, the Note or the Collateral, or any other transactions occurring prior to the effective date of termination, until such time as the Loan and any other amounts owing to PFC under this Agreement and the Note have been paid in full.

11.2

Waiver and Modifications. No failure or delay on the part of PFC or in exercising any power or right hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right operate as a waiver of the remainder of that or any other right or power. No amendment, modification or waiver of any provisions of this Agreement or the Note, and no consent to any departure by any Rush Peterbilt Truck Center or Rush Enterprises therefrom shall be effective unless the same shall be in writing and signed by PFC. No notice to or demand on any Rush Peterbilt Truck Center or Rush Enterprises in any situation shall entitle any Rush Peterbilt Truck Center or Rush Enterprises to any other or further notice or demand in similar or other circumstances.

11.3

Complete Agreement. This Agreement and the documents referred to herein contain all of the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement exist or bind the parties hereto. All previous communications between the parties regarding the subject matter of this Agreement, either oral or written, and not herein contained are hereby superseded.

11.4

Delegation. PFC may carry out any of its obligations (other than the making of Advances) hereunder and under the Note through any of the various branches, divisions or subsidiaries of PACCAR, or other Affiliates, agents or independent contractors of PFC.

11.5

Not an Agent of PFC. Rush Enterprises and Rush Peterbilt Truck Centers, on behalf of themselves and their Affiliates, agree that they are acting strictly for their own accounts and interests. By this Agreement, PFC does not confer any agency powers on Rush Enterprises, Rush Peterbilt Truck Centers, or their respective Affiliates, employees or agents, and this Agreement does not create any agency, partnership or joint venture relationship between Rush Enterprises, Rush Peterbilt Truck Centers, or their respective Affiliates, and PFC.

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11.6	Expenses. Rush Enterprises shall pay or reimburse PFC for any external costs incurred by PFC in connection with PFC’s entering into this Agreement and the establishment of the Commitment hereunder.

11.7

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Rush Peterbilt Truck Centers, Rush Enterprises and PFC, and their respective successors and assigns, including without limitation any subsequent holder of the Note, except that Rush Peterbilt Truck Centers and Rush Enterprises may not assign or transfer its rights and obligations hereunder or any interest herein without the prior written consent of PFC. No purported transfer, renewal, extension or assignment of this Agreement, the security interests granted herein, or of the Collateral shall release Rush Peterbilt Truck Centers and Rush Enterprises from the obligations secured hereunder.

11.8	Governing Law. This Agreement and all documents identified herein shall be governed by the laws of the State of Delaware.

11.9

Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereto or affecting the validity or enforceability of such provision in any other jurisdiction.

11.10	UCC Definitions. All terms appearing herein and defined in the Uniform Commercial Code shall have the meaning ascribed to them in said Code.

11.11

Counterparts. This Agreement may be executed in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Electronic signatures shall be treated as originals.

[Signature Page Follows]

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The parties hereto have executed this Agreement as of the day and year first written above.

PACCAR FINANCIAL CORP. By: /s/ C. R. Gryniewicz Name: C. R. Gryniewicz Title: President	RUSH ENTERPRISES, INC. By: /s/ Steven Keller Name: Steven Keller Title: Chief Financial Officer and Treasurer

ACKNOWLEDGEMENT OF GUARANTEE

The undersigned has given a Corporate Guarantee, dated December 16, 2024, to PACCAR Financial Corp.

In order to induce PACCAR Financial Corp. to enter into this Inventory Financing and Purchase Money Security Agreement, Rush Enterprises, Inc. hereby acknowledges and agrees that all amounts owed by Rush Peterbilt Truck Centers (as defined in this agreement) are covered by and guaranteed under the terms of the Corporate Guarantee, which is hereby ratified and confirmed.

RUSH ENTERPRISES, INC.

By:	/s/ Steven Keller
Name:	Steven Keller
Title:	Chief Financial Officer and Treasurer

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The parties hereto have executed this Agreement as of the day and year first written above.

RUSH TRUCK CENTERS OF ALABAMA, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary	RUSH TRUCK CENTERS OF NEBRASKA, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary

RUSH TRUCK CENTERS OF ARIZONA, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary	RUSH TRUCK CENTERS OF NEVADA, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary

RUSH TRUCK CENTERS OF CALIFORNIA, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary	RUSH TRUCK CENTERS OF NEW MEXICO, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary

RUSH TRUCK CENTERS OF COLORADO, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary	RUSH TRUCK CENTERS OF OKLAHOMA, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary

RUSH TRUCK CENTERS OF FLORIDA, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary	RUSH TRUCK CENTERS OF TENNESSEE, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary

RUSH TRUCK CENTERS OF KENTUCKY, INC. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary	RUSH TRUCK CENTERS OF TEXAS, L.P. By: /s/ Steven Keller Name: Steven Keller Title: Assistant Secretary

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Schedule 1

List of Rush Peterbilt Truck Centers

Rush Truck Centers of Alabama, Inc.

Rush Truck Centers of Arizona, Inc.

Rush Truck Centers of California, Inc.

Rush Truck Centers of Colorado, Inc.

Rush Truck Centers of Florida, Inc.

Rush Truck Centers of Kentucky, Inc.

Rush Truck Centers of Nebraska, Inc.

Rush Truck Centers of Nevada, Inc.

Rush Truck Centers of New Mexico, Inc.

Rush Truck Centers of Oklahoma, Inc.

Rush Truck Centers of Tennessee, Inc.

Rush Truck Centers of Texas, L.P.

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